        EXHIBIT 24

           CONFIRMING STATEMENT

 This Statement confirms that the undersigned, Seymour Holtzman has authorized and designated Richard Huffsmith, Robert S. Molloy and

Peter H. Stratton, Jr. to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Destination XL Group, Inc.  The authority of Richard Huffsmith, Robert S. Molloy and Peter H. Stratton, Jr.

under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in the securities of Destination XL Group, Inc.,

unless earlier revoked in writing.  The undersigned acknowledges that

Richard Huffsmith, Robert S. Molloy and Peter H. Stratton, Jr. are not

assuming any of the undersigned's responsibilities to comply with Section

16 of the Securities Exchange Act of 1934.

Date: June 27, 2019   By:   /s/ Seymour Holtzman

     Name: SEYMOUR HOLTZMAN